Exhibit 99.1

Contact:

Andrew Chen, Chief Financial Officer
ShengdaTech, Inc.
86-21-5835-8738
andrew.chen@shengdatech.com
www.shengdatechinc.com

Crocker Coulson, President
CCG Investor Relations
646-213-1915
crocker.coulson@ccgir.com
www.ccgirasia.com

ShengdaTech, Inc. Acquires NPCC Facility in Anhui Province, Announces Expansion Plan

Shanghai, China, – September 3, 2009 – ShengdaTech, Inc. (“ShengdaTech” or the “Company”) (NASDAQ: SDTH), a leading manufacturer of nano-precipitated calcium carbonate (“NPCC”) in China, today announced the acquisition of Anhui Chaodong Nanomaterials Science and Technology Co., Ltd. (“Chaodong”), an inactive NPCC facility in Hanshan County in the Yangtze River Delta region of Anhui Province with 10,000 metric tons of annual NPCC production capacity.  With this acquisition, ShengdaTech will be the only NPCC producer in China’s highly industrialized Anhui Province with a large market of manufacturers of plastics, adhesives and tires.

Pursuant to the agreement with Chaodong, the Company will pay approximately $3.8 million in cash to acquire 100% of Chaodong, including mining rights to approximately 14.25 million tons of limestone reserves and existing buildings and equipment. The Company will not assume any of Chaodong’s liabilities as of the date of the agreement. The Company plans to invest an additional $2.9 million to upgrade Chaodong’s technology and production facility before beginning production by the end of 2009. The investment in technology will include upgrading key equipment and developing applied technology to lower production costs.

In connection with the acquisition, the Company entered into an investment agreement with the Hanshan County government to expand the existing NPCC facility to add an additional 200,000 metric tons of production capacity with a total investment commitment of approximately $175.7 million. The agreement includes acquisition of additional land-use rights for approximately 341,335 square meters (84.35 acres) of property adjacent to Chaodong that can ultimately support the additional 200,000 metric tons of NPCC production facilities and exclusive rights to 60 million metric tons of good quality limestone.  The Company will make the investment in several phases by 2013 based on market demand.

In addition to the investment agreement, the Company also separately agreed to purchase the land-use rights for approximately 66,767 square meters (16.5 acres) of land from the local government for the existing Chaodong facility at an estimated cost of approximately $4.4 million.

Both agreements are currently under government review and are subject to government approval.

“Our acquisition of Chaodong and aggressive expansion plan provide us entry into the Yangtze River Delta, the home of numerous high-quality manufacturers from varied industries, giving us a vast, yet untapped target market,” commented Mr. Xiangzhi Chen, president and CEO of ShengdaTech. “As the largest economy in China, the Yangtze River Delta accounts for over 20% of the country’s GDP and is responsible for about one-third of the import and export industry. Chaodong’s key location near Wuhu, a major river port on the Yangtze River, will result in lower transportation costs and will facilitate our international sales growth. We believe through the acquisition and expansion, we will establish a strong foothold in this vital economic region.  This is an important step in meeting our strategic growth objectives. We are also excited about the commencement of production at our Zibo facility, and we believe the additional capacity will enable us to meet the growing demand from our expanding customer base.”

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") products. The Company converts limestone into NPCC using its proprietary technology co-developed with Tsinghua University. ShengdaTech is the only company possessing proprietary NPCC technology in China. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, Vietnam, India and Israel. For more information, contact CCG Investor Relations directly or go to ShengdaTech’s website at http://www.shengdatechinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company’s ability to resume operations at Chaodong and expand its manufacturing capacity, ability to win new customers in the Yangtze River Delta, and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company’s ability to meet the planned expansion schedule for its NPCC capacity, the Company’s ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company’s new manufacturing facility, ability to attract new customers, ability to increase its product’s applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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